UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2017

VECTRUS, INC.

(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2017 (the “Closing Date”), Vectrus, Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) by and among the Company, Vectrus Systems Corporation, as borrower (“VSC”), the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMorgan”), which provides for the amendment and restatement of the Credit Agreement dated as of September 17, 2014 (as amended prior to the Closing Date, the “Original Credit Agreement”; the Original Credit Agreement as amended by the Amendment Agreement is referred to herein as the “Amended Credit Agreement”), among the Company, VSC, the lenders and issuing banks party thereto and JP Morgan.

Among other things, the Amended Credit Agreement (i) increases the revolving loan facility from $75 million to $120 million, (ii) refinances and replaces the existing term loan facility with a new $80 million term loan facility, (iii) extends the maturity date of the revolving and term loan facilities to November 15, 2022, and (iv) modifies certain other terms, including, without limitation, as follows:

•
permits VSC to add one or more incremental term loan facilities in an aggregate amount up to $100 million (less the aggregate principal amount of certain additional unsecured indebtedness incurred by VSC in the future), subject to certain conditions;

•	reduces the letter of credit sub-facility from $35 million to $25 million;

•
modifies the amortization schedule for the new term loan facility to require repayment of the principal amount of the term loan in an amount equal to $1 million per quarter for the fiscal quarters ending December 31, 2017 through September 30, 2019, $1.5 million per quarter for the fiscal quarters ending December 31, 2019 through September 30, 2020, $2 million per quarter for the fiscal quarters ending December 31, 2020 through September 30, 2021, $2.6 million for the fiscal quarters ending December 31, 2021 through September 30, 2022, with the balance due on the maturity date;

•
reduces the applicable interest rate on revolving and term loan borrowings to (A) in the case of LIBOR borrowings, LIBOR plus a margin ranging from 1.75% to 2.50%, depending on the consolidated total leverage ratio and (B) in the case of prime rate borrowings, the prime rate plus a margin ranging from 0.75% to 1.50%, depending on the consolidated total leverage ratio;

•	reduces the commitment fee VSC will pay on the undrawn portion of the revolving loans from a range of 0.4% to 0.5% to a range of 0.3% to 0.45%;

•	modifies the total leverage ratio covenant to permit a leverage ratio of 3.25 to 1.00 for the 12 months following a qualified acquisition;

•	modifies the mandatory payment provisions to, among other things, eliminate the mandatory prepayment provision relating to excess cash flow; and

•	modifies certain baskets in the exceptions to certain negative covenants, including, without limitation, the restricted payment covenant and the indebtedness covenant.

Consistent with the Original Credit Agreement, the obligations of VSC under the Amended Credit Agreement are secured by substantially all of the Company’s and VSC’s personal property and any real property with a fair market value of $5 million or greater.

$74.5 million of the new $80 million term loan facility will be used to repay principal and accrued but unpaid interest on the existing term loan facility.  The balance of the $80 million term loan facility and borrowings under the revolving loan will be used to pay fees in connection with the Amended Credit Agreement and for working capital and other general corporate purposes.

Certain of the lenders under the Amended Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description is qualified in its entirety by reference to the Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Amendment and Restatement Agreement among Vectrus, Inc., Vectrus Systems Corporation, as the Borrower, the Lenders and Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 15, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2017	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary
(Authorized Officer of Registrant)